Filed Pursuant to Rule 433

Registration Statement No. 333-218460-01

Relating to Preliminary Prospectus Supplement dated November 13, 2018 and

Prospectus dated June 2, 2017

Boston Properties Limited Partnership

$1,000,000,000 4.500% Senior Notes due 2028

Issuer:	Boston Properties Limited Partnership

Type:	SEC Registered

Size:	$1,000,000,000

Maturity:	December 1, 2028

Coupon (Interest Rate):	4.500%

Benchmark Treasury:	3.125% due November 15, 2028

Benchmark Treasury Price / Yield:	99-26+ / 3.145%

Spread to Benchmark Treasury:	1.400% (T + 140 basis points)

Yield to Maturity:	4.545%

Expected Ratings* (Moody’s / Standard & Poor’s / Fitch Ratings):	Baa1 / A- / BBB+

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2019

Day Count Convention:	30 / 360

Redemption Provision:	Make-whole call at any time before three months prior to December 1, 2028 based on U.S. Treasury plus 25 basis points, or at par thereafter

Initial Price to Public:	99.641%

Settlement Date:	T+10; November 28, 2018

Denominations:	$1,000 × $1,000

CUSIP / ISIN:	10112R BA1/US10112RBA14

Joint Book-Running Managers:

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Morgan Stanley & Co. LLC

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Jefferies LLC

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC Fifth Third Securities, Inc. Mizuho Securities USA LLC Wells Fargo Securities, LLC

*	Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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